Exhibit 99.1

News Release
NYSE: MYE

FOR IMMEDIATE RELEASE

Contact:
Max Barton, Director, Corporate Communications
& Investor Relations, (330) 253-5592

Myers Industries Completes New Credit Facility

November 22, 2010, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) today announced that on Friday, November 19, 2010, the Company closed on a new five-year, $180 million Senior Secured Revolving Credit Facility with seven lending banks.  The facility was jointly arranged by J. P. Morgan Securities LLC and Key Banc Capital Markets Inc., with JPMorgan Chase Bank, National Association, as Administrative Agent.

Senior Vice President and Chief Financial Officer Donald A. Merril said, “The new credit facility recognizes the confidence our existing partner-banks have in Myers Industries’ financial strength, operating strategy and future growth potential.  This transaction provides the Company long-term financing at an attractive interest spread and strengthens our flexibility to invest in operations to meet the growing requirements of our customers.”

Borrowings under the new credit facility will be used to payoff a portion of the Company’s $100 million Senior Unsecured Notes, $65.0 million of which mature in December 2010; general corporate purposes; and to fund investments in strategic growth initiatives.

About Myers Industries
Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets.  The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. The Company reported net sales from continuing operations of $701.8 million in 2009.  Visit the web site at www.myersindustries.com to learn more.

Caution on Forward-Looking Statements:  Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statement that is not of historical fact may be deemed “forward-looking” and involve a number of risks and uncertainties that could cause actual results to materially differ from those expressed or implied. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report and Form 10-K for the most recently ended year. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and from the Company’s Investor Relations section of its web site, at http://www.myersindustries.com.  Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein, which speak only as of the date made.

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1293 South Main Street • Akron, Ohio 44301	• (330) 253-5592 • Fax: (330) 761-6156	NYSE / MYE